AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”) is entered into as of September 2, 2004, by and between FindWhat.com, a Nevada corporation (“FindWhat.com”), and FindWhat.com, Inc., a Delaware corporation (“FindWhat.com-Delaware”).

RECITALS

WHEREAS, FindWhat.com-Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, FindWhat.com is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, on the date of this Merger Agreement, FindWhat.com-Delaware has authority to issue 200,000,000 shares of Common Stock, $0.001 par value per share (the “FindWhat.com-Delaware Common Stock”), of which 1,000 shares are issued and outstanding and owned by FindWhat.com and 500,000 shares of Preferred Stock, $0.001 par value per share (the “FindWhat.com-Delaware Preferred Stock”), of which no shares are issued or outstanding;

WHEREAS, on the date of this Merger Agreement, FindWhat.com has authority to issue 200,000,000 shares of Common Stock, $.001 par value per share (the “FindWhat.com Common Stock”), of which 30,134,585 shares are issued and outstanding and 500,000 shares of Preferred Stock (the “FindWhat.com Preferred Stock”), of which no shares are issued and outstanding;

WHEREAS, the respective Boards of Directors for FindWhat.com-Delaware and FindWhat.com have determined that, for the purpose of effecting the reincorporation of FindWhat.com in the State of Delaware, it is advisable and to the advantage of said two corporations and their shareholders that FindWhat.com merge with and into FindWhat.com-Delaware upon the terms and conditions herein provided; and

WHEREAS, the respective Boards of Directors of FindWhat.com-Delaware and FindWhat.com, the shareholders of FindWhat.com, and the sole stockholder of FindWhat.com-Delaware have adopted and approved this Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, FindWhat.com and FindWhat.com-Delaware hereby agree to merge as follows:

1.    Merger.     FindWhat.com shall be merged with and into FindWhat.com-Delaware, and FindWhat.com-Delaware shall survive the merger (“Merger”), effective upon the date of filing of a Certificate of Merger with the State of Delaware and Articles of Merger with the State of Nevada made effective in accordance with applicable law (the “Effective Date”).

2.    Governing Documents.    The Amended and Restated Certificate of Incorporation of FindWhat.com-Delaware, attached hereto as Exhibit A (the “Certificate of Incorporation”) shall continue to be the Certificate of Incorporation of FindWhat.com-Delaware as the surviving Corporation, unless and until thereafter changed or amended in accordance with the provisions thereof and applicable laws. The Amended and Restated Bylaws of FindWhat.com-Delaware, in effect on the Effective Date, shall continue to be the Bylaws of FindWhat.com-Delaware as the surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws.

3.    Directors and Officers.    The directors and officers of FindWhat.com shall become the directors and officers of FindWhat.com-Delaware upon the Effective Date and any committee of the Board of Directors of FindWhat.com shall become the members of such committees for FindWhat.com-Delaware. The directors of FindWhat.com who become the directors of FindWhat.com-Delaware shall be classified as provided in the Certificate of Incorporation. An individual director’s class shall be determined by a majority of the FindWhat.com directors.

4.    Succession.    On the Effective Date, FindWhat.com-Delaware shall succeed to FindWhat.com in the manner of and as more fully set forth in Section 259 of the General Corporation Law of the State of Delaware.

5.    Further Assurances.    From time to time, as and when required by FindWhat.com-Delaware or by its successors and assigns, there shall be executed and delivered on behalf of FindWhat.com such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in FindWhat.com-Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of FindWhat.com, and otherwise to carry out the purposes of this Merger Agreement and the officers and directors of FindWhat.com-Delaware are fully authorized in the name and on behalf of FindWhat.com or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

6.    Stock of FindWhat.com.    Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each one (1) share of FindWhat.com Common Stock outstanding immediately prior thereto shall be changed and converted into one (1) fully paid and nonassessable share of FindWhat.com-Delaware Common Stock.

7.    Stock Certificates.    On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of FindWhat.com stock shall be deemed for all purposes to evidence ownership of and to represent the shares of FindWhat.com-Delaware stock into which the shares of FindWhat.com stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of FindWhat.com-Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to FindWhat.com-Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of FindWhat.com-Delaware stock evidenced by such outstanding certificate as above provided.

8.    Options, Warrants and All Other Rights to Purchase Stock.    Upon the Effective Date, each outstanding option, warrant or other right to purchase shares of FindWhat.com stock, including those options granted under the FindWhat.com 1999 Stock Incentive Plan (the “1999 Option Plan”), the FindWhat.com 2004 Stock Incentive Plan (the “2004 Option Plan”) and the EMI Replacement Option Plan (the “EMI Plan” together with the 1999 Option Plan, the 2004 Option Plan and any other plan adopted hereafter pursuant to which there is a right to purchase FindWhat.com stock, the “Option Plans”), shall be converted into and become an option, warrant, or right to purchase the same number of shares of FindWhat.com-Delaware stock, at a price per share equal to the exercise price of the option, warrant or right to purchase FindWhat.com stock and upon the same terms and subject to the same conditions as set forth in the Option Plans and other agreements entered into by FindWhat.com pertaining to such options, warrants, or rights. A number of shares of FindWhat.com-Delaware stock shall be reserved for purposes of such options, warrants, and rights equal to the number of shares of FindWhat.com stock so reserved as of the Effective Date. As of the Effective Date, FindWhat.com-Delaware shall assume all obligations of FindWhat.com under agreements pertaining to such options, warrants, and rights, including the Option Plans, and the outstanding options, warrants, or other rights, or portions thereof, granted pursuant thereto.

9.    Other Employee Benefit Plans.    As of the Effective Date, FindWhat.com-Delaware hereby assumes all obligations of FindWhat.com under any and all employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.

10.    Outstanding Common Stock of FindWhat.com-Delaware.    Forthwith upon the Effective Date, the one thousand (1,000) shares of FindWhat.com-Delaware Common Stock presently issued and outstanding in the name of FindWhat.com shall be canceled and retired and resume the status of authorized and unissued shares of FindWhat.com-Delaware Common Stock, and no shares of FindWhat.com-Delaware Common Stock or other securities of FindWhat.com-Delaware shall be issued in respect thereof.

11.    Covenants of FindWhat.com-Delaware.    FindWhat.com-Delaware covenants and agrees that it will, on or before the Effective Date:

a.    Qualify to do business as a foreign corporation in the States of Florida and New York, and in all other states in which FindWhat.com is so qualified and in which the failure so to qualify would have a material adverse impact on the business or financial condition of FindWhat.com-Delaware.

b.    File any and all documents with the Delaware Franchise Tax Board and the Nevada Franchise Tax Board necessary to the assumption by FindWhat.com-Delaware of all of the franchise tax liabilities of FindWhat.com.

12.    Amendment.    At any time before or after approval and adoption by the stockholders of FindWhat.com, this Merger Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of FindWhat.com-Delaware and FindWhat.com to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement.

13.    Abandonment.    At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either FindWhat.com or FindWhat.com-Delaware or both, notwithstanding approval of this Merger Agreement by the sole stockholder of FindWhat.com-Delaware and the shareholders of FindWhat.com.

14.    Counterparts.    In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by resolution of the Board of Directors of FindWhat.com and FindWhat.com-Delaware, is hereby executed on behalf of each of said two corporations by their respective officers thereunto duly authorized.

FINDWHAT.COM, INC., a Delaware corporation

By: /s/ Craig A. Pisaris-Henderson
Its: President

FINDWHAT.COM, a Nevada corporation

By: /s/ Craig A. Pisaris-Henderson
Its: Chairman and Chief Executive Officer